Exhibit 99.1

LONESTAR RESOURCES ANNOUNCES CLOSING OF ACQUISITIONS

Fort Worth, Texas, June 16, 2017 - Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, “Lonestar”) announced the closing of its previously announced Eagle Ford Shale acquisitions in Karnes, Gonzales, DeWitt, Lavaca and Fayette Counties. The acquisition consisted of approximately 30,219 gross / 21,238 net acres with Proved reserves of approximately 31.4 million barrels of oil equivalent (“MMBOE”), as estimated by Lonestar, as of December 31, 2016.

After purchase price adjustments associated with net cash flows from January 1, 2017 (the effective date of a portion of the transaction), Lonestar paid approximately $110.6 million to close the transaction, consisting of $99 million in cash and approximately 2.7 million shares of its Class B Convertible Preferred Stock. This Class B Convertible Preferred Stock will be automatically converted to Lonestar’s Class A Common Stock upon the consummation of the stockholder vote in respect of its previously announced Series A Convertible Preferred Stock. There are no dividends or voting rights associated with the Class B Convertible Preferred Stock. The cash portion of the purchase price for the acquisitions consisted of $78 million, financed by the issuance of 5,400 shares of Lonestar’s Series A-1 Convertible Preferred Stock and 74,600 shares of its Series A-2 Convertible Preferred Stock to Chambers Energy Capital, with the remaining portion drawn from its recently expanded Senior Secured Credit Facility. Lonestar’s Senior Secured Facility was expanded from $112 million to $160 million after closing these acquisitions. In addition, Lonestar has reached agreements to repurchase or redeem the remaining $17 million of second lien notes by June 30, 2017.

Cautionary & Forward Looking Statements

Lonestar Resources US Inc. cautions that this press release contains forward-looking statements, including, but not limited to, statements about the new chairman’s expertise, ability and anticipated contributions to Lonestar; Lonestar’s execution of its growth strategies; growth in Lonestar’s leasehold, reserves and asset value; and Lonestar’s ability to create shareholder value. These statements involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: volatility of oil, natural gas and NGL prices, and potential write-down of the carrying values of crude oil and natural gas properties; inability to successfully replace proved producing reserves; substantial capital expenditures required for exploration, development and exploitation projects; potential liabilities resulting from operating hazards, natural disasters or other interruptions; risks related using the latest available horizontal drilling and completion techniques; uncertainties tied to lengthy period of development of identified drilling locations; unexpected delays and cost overrun related to the development of estimated proved undeveloped reserves; concentration risk related to properties, which are located primarily in the Eagle Ford Shale of South Texas; loss of lease on undeveloped leasehold acreage that may result from lack of development or commercialization; inaccuracies in assumptions made in estimating proved reserves; our limited control over activities in properties Lonestar does not operate; potential inconsistency between the present value of future net revenues from our proved reserves and the current market value of our estimated oil and natural gas reserves; risks related to derivative activities; losses resulting from title deficiencies; risks related to health, safety and environmental laws and regulations; additional regulation of hydraulic fracturing; reduced demand for crude oil, natural gas and NGLs resulting from conservation measures and technological advances; inability to acquire adequate supplies of water for our drilling operations or to dispose of or recycle the used water economically and in an environmentally safe manner; climate change laws and regulations restricting emissions of “greenhouse gases” that may increase operating costs and reduce demand for the crude oil and natural gas; fluctuations in the differential between benchmark prices of crude oil and natural gas and the reference or regional index price used to price actual crude oil and natural gas sales; and the other important factors discussed under the caption “Risk Factors” in our on our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 23, 2017 our Quarterly Reports on Form 10-Q filed with the SEC, as well as other documents that we may file from time to time with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this presentation represent our views as of the date of this presentation. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves in this press release were prepared by the Company’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds and are subject to confirmation and revision from the Company’s independent reserve engineering firm. The Company’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of the Company’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm. Investors are urged to consider closely the disclosure in the Company’s filings with the SEC, which you can obtain from the SEC’s website at www.sec.gov.